                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                         HYPERION SOFTWARE CORPORATION
                (Name of Registrant as Specified In Its Charter)

                      THE BOARD OF DIRECTORS OF REGISTRANT
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(3).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

[HYPERION SOFTWARE LOGO]

                                            October 8, 1997

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of Hyperion Software Corporation to be held at 9:00 A.M., Wednesday, November 12, 1997 at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut.

     The notice of Meeting and proxy statement that follow describe the business to be conducted at the Meeting. Whether or not you plan to attend this Meeting in person, we urge you to sign and return the enclosed proxy so that your shares will be represented and voted at the Meeting. If you so desire, you can withdraw your proxy and vote in person at the Annual Meeting.

                                            Cordially,

                                            /s/ James A. Perakis
                                            ----------------------------
                                            James A. Perakis
                                            Chairman and CEO

                         HYPERION SOFTWARE CORPORATION
                              900 LONG RIDGE ROAD
                          STAMFORD, CONNECTICUT 06902

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
================================================================================

TO THE STOCKHOLDERS OF HYPERION SOFTWARE CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hyperion Software Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, November 12, 1997 at 9:00 A.M., at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, for the following purposes:

     1. To elect two members to the Board of Directors to serve for a three-year term as Class I Directors.

     2. To consider and act upon an amendment to the Company's 1991 Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 4,000,000 to 7,000,000 shares.

     3. To ratify the selection of the firm of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 1998.

     4. To transact such other business as may properly come before the Meeting and any adjournments thereof.

     Only stockholders of record at the close of business on September 30, 1997, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Meeting and any adjournment thereof.

                                            By Order of the Board of Directors,

                                            /s/ Craig M. Schiff
                                            -------------------------------
                                            Craig M. Schiff
                                            Corporate Secretary

Stamford, Connecticut
October 8, 1997
                            ------------------------

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO
SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                         HYPERION SOFTWARE CORPORATION
                              900 LONG RIDGE ROAD
                          STAMFORD, CONNECTICUT 06902

                                PROXY STATEMENT
                                OCTOBER 8, 1997

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hyperion Software Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at 9:00 A.M., Wednesday, November 12, 1997 at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, and any adjournments thereof (the "Meeting").

     Only stockholders of record at the close of business on September 30, 1997 will be entitled to notice of and to vote at the Meeting. As of that date, 18,589,948 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") were outstanding and entitled to vote at the Meeting. Stockholders are entitled to cast one vote for each share of Common Stock held of record at the close of business on September 30, 1997 on each matter submitted to a vote at the Meeting. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, or by voting in person at the Meeting. If a stockholder is not attending the Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Meeting.

     At the Meeting, proposals to elect Messrs. Perakis and Greenfield as Class I Directors, to amend the Company's 1991 Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan to 7,000,000 shares and to ratify the selection of the firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1998 will be subject to a vote of stockholders. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications, and will be voted FOR the proposal if no specification is indicated. The persons named as attorneys in the proxies are directors and/or officers of the Company.

     The Board of Directors of the Company knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

     An Annual Report to Stockholders, containing audited financial statements of the Company for the fiscal year ended June 30, 1997, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the accompanying notice and form of proxy were first sent or given to stockholders on or about the date hereof.

PRINCIPAL HOLDERS OF VOTING SECURITIES
--------------------------------------------------------------------------------

The following table sets forth, as of September 15, 1997, certain information regarding beneficial ownership of the Company's Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5 percent of the shares of Common Stock of the Company outstanding at such date; (ii) by each director of the Company; (iii) by each Named Officer of the Company (as defined below under the caption "COMPENSATION INFORMATION CONCERNING DIRECTORS AND OFFICERS -- Executive Compensation Summary"); and (iv) by all current executive officers and directors of the Company as a group.

                                                                     AMOUNT AND
                                                                     NATURE OF           PERCENT
                         NAME AND ADDRESS                           OWNERSHIP(1)         OF CLASS
------------------------------------------------------------------  ------------         --------
American Century Companies, Inc.(2)...............................    1,100,000             5.9%
  4500 Main Street
  Kansas City, MO 64141-9210
James A. Perakis(3)...............................................      726,241             3.9%
Marco Arese Lucini(4).............................................       26,000              *
Gary G. Greenfield(5).............................................        8,000              *
Harry S. Gruner(6)................................................       46,000              *
Aldo Papone(7)....................................................       36,000              *
Robert W. Thomson(8)..............................................       26,000              *
Lucy Rae Ricciardi(9).............................................       88,516              *
Craig M. Schiff(10)...............................................      205,000             1.1%
Anthony A. Colangelo(11)..........................................       13,523              *
W. Iain Kerr(12)..................................................       22,780              *
Peter F. DiGiammarino.............................................      --                   --
All current executive officers and directors as a group (10
  persons)(13)....................................................    1,198,060             6.4%


---------------

   * less than 1%.

 (1) The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Beneficial ownership includes shares of Common Stock and options to purchase shares of Common Stock which are exercisable as of September 15, 1997 and/or become exercisable within 60 days thereafter.

 (2) With respect to information reported relating to American Century Companies, Inc., the Company has relied upon information supplied by such entity in a 13G filing dated February 5, 1997.

 (3) Includes options to purchase 270,000 shares of Common Stock.

 (4) Includes options to purchase 12,000 shares of Common Stock.

 (5) Consists of options to purchase Common Stock.

 (6) Includes options to purchase 28,000 shares of Common Stock.

 (7) Includes options to purchase 32,000 shares of Common Stock.

 (8) Includes options to purchase 22,000 shares of Common Stock.

 (9) Includes options to purchase 70,000 shares of Common Stock.

(10) Includes options to purchase 169,000 shares of Common Stock.

(11) Includes options to purchase 10,750 shares of Common Stock.

(12) Includes options to purchase 15,000 shares of Common Stock.

(13) Includes options to purchase 636,750 shares of Common Stock.

ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

Pursuant to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Company's Board of Directors is divided into three classes -- Class I, II and III Directors. Each director is elected for a three year term of office, with one class of directors being elected at each annual meeting of stockholders. Each director holds office until his successor is elected and qualified or until his earlier death, resignation or removal.

     The nominees for Class I Directors, Messrs. Perakis and Greenfield, are presently serving as directors of the Company. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director (by writing that individual director's name where indicated on the proxy) or for all directors will be voted (unless one or both nominees are unable or unwilling to serve) FOR the election of the nominees for Class I Directors named below. The Board of Directors knows of no reason why such nominees would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person.

     The information below sets forth the current members of the Board of Directors, including the nominees for Class I Directors:

NOMINEES TO SERVE AS DIRECTORS FOR A TERM EXPIRING AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS
(CLASS I DIRECTORS):

     James A. Perakis

          Mr. Perakis, age 53, is Chairman of the Board of Directors (and a member of the Compensation Committee), Chief Executive Officer and President of the Company. Mr. Perakis has served as Chief Executive Officer and as a director of the company since September 1985. From 1983 to September 1985, Mr. Perakis served as Senior Vice President and General Manager of Chase Decision Systems, a division of Interactive Data Corporation, a developer and marketer of mainframe software for planning and financial applications. From 1979 to 1983, Mr. Perakis was Chief Financial Officer of Interactive Data Corporation, a supplier of data and software to financial and corporate markets. Mr. Perakis is also a director of MapInfo Corporation, a publicly held company which develops, markets and supports desktop mapping software, mapping application development tools and geographic and demographic information products.

     Gary G. Greenfield

          Mr. Greenfield, age 42, was elected to the Board in June 1992; he is a member of the Audit Committee. He currently serves as President, Chief Executive Officer and a director of INTERSOLV Inc., a publicly held company which is a leader in application enablement software for the client/server, Internet and Intranet worlds. Mr. Greenfield joined Sage Software (which merged with INDEX Technology in 1991 to form INTERSOLV Inc.) in 1987 as Vice President of Marketing. Prior to that he served as President of Frey Associates Inc., a provider of artificial intelligence software and services.

DIRECTORS SERVING FOR A TERM EXPIRING AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS (CLASS II DIRECTORS):

     Marco Arese Lucini

          Mr. Arese Lucini, age 47, served as Vice President - International from June 1988 to December 1992 and has served as a director of the Company since August 1985; he is a member of the Audit Committee. He has been an Executive Vice President and Director of IDP, a multimedia company based in France, since 1996. From 1979 to June 1988, Mr. Arese Lucini served as Managing Director of Fienco S.p.A., a software company based in Milan, Italy.

     Aldo Papone

          Mr. Papone, age 65, has served as a director of the Company since April 1994; he is a member of the Compensation and Stock Option Committees. He has been a Senior Advisor to the American Express Company since 1991. During 1989 and 1990, he was Chairman and Chief Executive Officer of the American Express Travel Related Services Company. Mr. Papone is currently a director of the American Express Company, Springs Industries, Inc., Guess?, Inc. and The Body Shop International plc.

DIRECTORS SERVING FOR A TERM EXPIRING AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS (CLASS III DIRECTORS):

     Harry S. Gruner

          Mr. Gruner, age 38, has served as a director of the Company since October 1989; he is a member of the Compensation and Stock Option Committees. He has been a general partner of JMI Equity Fund, L.P., a private equity investment partnership, since November 1992. From August 1986 to October 1992, Mr. Gruner was a principal of Alex. Brown & Sons Incorporated, which firm served as the lead manager of the Company's initial public offering in October 1991. Mr. Gruner is also a director of Brock International, Inc., a developer, marketer and supporter of software systems; Jackson Hewitt, Inc., an income tax processing company; the META Group, Inc., a syndicated information technology research company; Optika Imaging Systems, Inc., a developer and marketer of imaging software; V-One Corporation, a developer, marketer and licensor of a comprehensive suite of network security products; and several privately held companies.

     Robert W. Thomson

          Mr. Thomson, age 47, has served as a director of the Company since 1981. Mr. Thomson is the founder of the Company. He served as its Chief Executive Officer until September 1985 and as President until December 1987. He has also served as a software consultant for International Interactive Media, Ltd. ("IIM") since 1987. Mr. Thomson is the sole stockholder of IIM. Since January 1988, Mr. Thomson has provided consulting services to the Company pursuant to an agreement between the Company and IIM.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Company met four times during the fiscal year ended June 30, 1997. The Board of Directors has standing Audit, Compensation and Stock Option Committees. The Audit Committee, which oversees the accounting and financial functions of the Company, including matters relating to the appointment and activities of the Company's independent auditors, met twice during fiscal year 1997. Messrs. Arese Lucini and Greenfield are the members of the Audit Committee. The Compensation Committee of the Company, which establishes and administers the Company's executive compensation programs, met three times during fiscal year 1997. Messrs. Perakis, Gruner and Papone are the members of the Compensation Committee. The Stock Option Committee, which administers the Company's 1991 Stock Plan and 1991 Employee Stock Purchase Plan, met three times during fiscal year 1997. Messrs. Gruner and Papone are the members of the Stock Option Committee. The Company does not have a standing Nominating Committee. Each of the directors attended at least 75 percent of the aggregate of all meetings of the Board of Directors and of all committees on which he serves.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Perakis, a member of the Compensation Committee, is also the Chief Executive Officer of the Company (see Report on Executive Compensation on page 10).

COMPENSATION INFORMATION CONCERNING DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION SUMMARY

The following table sets forth information concerning the compensation for services in all capacities to the Company, for the fiscal years ended June 30, 1997, 1996 and 1995, of those persons who were at June 30, 1997 (i) the Chief Executive Officer; (ii) each of the four most highly compensated executive officers of the Company, other than the Chief Executive Officer, who earned more than $100,000 in salary and bonus in fiscal year 1997; and (iii) an additional individual who would have been one of the four most highly compensated executive officers of the Company, other than the Chief Executive Officer, but for the fact that the individual was not serving as an executive officer of the Company at the end of fiscal year 1997, (with the Chief Executive Officer, collectively, the "Named Officers"):

                                                                                          LONG-TERM
                                                                                       COMPENSATION(2)
                                                            ANNUAL COMPENSATION(1)     ---------------
                                                           -------------------------      OPTIONS/
NAME AND PRINCIPAL POSITION                       YEAR     SALARY($)     BONUS($)(3)      AWARDS(#)
-----------------------------------------------   ----     ---------     -----------   ---------------
James A. Perakis                                  1997      $290,000       $145,000        150,000
  Chairman and Chief Executive Officer            1996       270,000        100,000             --
                                                  1995       257,000        103,000             --

Lucy Rae Ricciardi                                1997      $175,000       $ 87,500         30,000
  Senior Vice President and Chief Financial       1996       165,000         55,000         20,000
     Officer                                      1995       142,000         49,000             --

Craig M. Schiff                                   1997      $175,000       $ 87,500         30,000
  Senior Vice President and Corporate Secretary   1996       154,000         40,000         18,000
                                                  1995       144,000         48,000             --

Anthony A. Colangelo                              1997      $150,000       $187,617         10,000
  Vice President -- Sales                         1996       140,000        114,535         20,000
                                                  1995       105,000        135,179         10,000

W. Iain Kerr                                      1997      $150,000       $115,621         10,000
  Vice President -- European Operations           1996       140,000         84,553         20,000
                                                  1995       105,000        135,179         10,000

Peter F. DiGiammarino(4)                          1997      $236,000       $125,000             --
  Former President and Chief Operating Officer    1996        15,000        250,000        325,000
                                                  1995            --             --             --

---------------

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer, with the exception of Mr. DiGiammarino, was less than the lesser of $50,000 or 10 percent of the total of annual salary and bonus reported. In accordance with his employment and separation agreements, the Company paid Mr. DiGiammarino $293,329 for relocation expenses, $290,000 for separation benefits, and $38,857 for other fringe benefits.

(2) The Company did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts during fiscal 1997.

(3) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(4) From May 29, 1996 to May 31, 1997, Mr. DiGiammarino served as an executive officer and a director of the Company.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     In August 1993, the Company entered into an employment agreement with James
A. Perakis for the three-year period ended July 31, 1996. The agreement renews automatically for additional one-year terms thereafter unless terminated by either party upon advance notice. Pursuant to the agreement, Mr. Perakis serves as the Chief Executive Officer of the Company and received an initial annual base salary of $235,000, subject to annual increases made at the discretion of the Board of Directors. In addition to his base salary and certain fringe benefits, Mr. Perakis is eligible to receive an incentive bonus at the end of each fiscal year during the term of the agreement. The bonus is based upon several factors, including the achievement of certain agreed upon targets relating to Mr. Perakis' individual performance and Company-wide performance. Additionally, under certain employment termination events, Mr. Perakis shall have the right to receive two years' base salary, and the pro rata portion of any performance bonus earned.

     In July 1994, the Company entered into an employment agreement with Lucy Rae Ricciardi for the three-year period ended June 30, 1997. The agreement renews automatically for additional one-year terms thereafter unless terminated by either party upon advance notice. Pursuant to the agreement, Ms. Ricciardi serves as the Chief Financial Officer of the Company and received an initial annual base salary of $125,000, subject to annual increases made at the discretion of the Board of Directors. In addition to her base salary and certain fringe benefits, Ms. Ricciardi is eligible to receive an incentive bonus at the end of each fiscal year during the term of the agreement at the discretion of the Board of Directors. Additionally, under certain involuntary employment termination events, or under certain voluntary employment termination events following a change in control of the Company, Ms. Ricciardi shall have the right to receive one year's base salary and certain fringe benefits. Ms. Ricciardi's employment agreement was amended in December 1996 to provide that, upon the retirement of Ms. Ricciardi from her position at the Company, she would nevertheless, on a part-time basis, continue to serve the Company as a senior advisor to the Chairman of the Board of Directors and shall be paid a customary fee for such service.

     In July 1994, the Company entered into an employment agreement with Craig
M. Schiff for the three-year period ended June 30, 1997. The agreement renews automatically for additional one-year terms thereafter unless terminated by either party upon advance notice. Pursuant to the agreement, Mr. Schiff serves as a Senior Vice President of the Company and received an initial annual base salary of $136,000, subject to annual increases made at the discretion of the Board of Directors. In addition to his base salary and certain fringe benefits, Mr. Schiff is eligible to receive an incentive bonus at the end of each fiscal year during the term of the agreement at the discretion of the Board of Directors. Additionally, under certain involuntary employment termination events, or under certain voluntary employment termination events following a change in control of the Company, Mr. Schiff shall have the right to receive one year's base salary and certain fringe benefits.

     In July 1996, the Company entered into an employment agreement with Anthony
A. Colangelo, which agreement is identical, in all material respects, to Mr. Schiff's employment agreement, except that Mr. Colangelo received an initial annual base salary of $150,000 and he serves as the Company's Vice President, Sales.

     In July 1996, the Company entered into an employment agreement with W. Iain Kerr, which agreement is identical, in all material respects, to Mr. Schiff's employment agreement, except that Mr. Kerr received an initial annual base salary of $150,000 and he serves as the Company's Vice President, European Operations.

     Pursuant to an employment agreement, Peter F. DiGiammarino served as the President, Chief Operating Officer and a director of the Company for a one-year period ended in May 1997. Mr. DiGiammarino received compensation and benefits as detailed on pages 6 and 9.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options granted during the fiscal year ended June 30, 1997 to the Named Officers as reflected in the Executive Compensation Summary table above:

                                                INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                              ------------------------------------------------------           VALUE AT
                                              PERCENT OF                                 ASSUMED ANNUAL RATES
                                                TOTAL                                       OF STOCK PRICE
                                             OPTIONS/SARS                                  APPRECIATION FOR
                                              GRANTED TO    EXERCISE OR                     OPTION TERM(1)
                              OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION   -------------------------
          NAME                 GRANTED(#)    FISCAL YEAR     ($/SHARE)       DATE        5%($)          10%($)
------------------------      ------------   ------------   -----------   ----------   ----------     ----------
James A. Perakis(2)......        150,000         13.12%       $ 13.75       9/19/06    $1,297,095     $3,287,094
Lucy Rae Ricciardi(3)....         30,000          2.62%       $ 12.25       7/30/06    $  231,119     $  585,700
Craig M. Schiff(3).......         30,000          2.62%       $ 12.25       7/30/06    $  231,119     $  585,700
Anthony A. Colangelo(3)..         10,000           .87%       $ 12.25       7/30/06    $   77,040     $  195,233
W. Iain Kerr(3)..........         10,000           .87%       $ 12.25       7/30/06    $   77,040     $  195,233
Peter F. DiGiammarino....             --            --             --            --            --             --

---------------

(1) Amounts reported in this column represent hypothetical amounts that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These amounts are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(2) These options have terms of ten years from the date of grant and become exercisable as to one-third of the shares covered thereby on each anniversary of the date of grant until such options are fully exercisable. These options do not qualify as incentive stock options under Section 422 of the Internal Revenue Code.

(3) These options have terms of ten years from the date of grant and become exercisable as to 25 percent of the shares covered thereby on each anniversary of the date of grant until such options are fully exercisable. These options do not qualify as incentive stock options under Section 422 of the Internal Revenue Code.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is further information with respect to options to purchase the Company's Common Stock granted to the Named Officers, including (i) the number of shares of Common Stock purchased upon exercise of options in fiscal year 1997; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at June 30, 1997; and (iv) the value of such unexercised options at June 30, 1997:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES OF UNEXERCISED OPTIONS

                                                              NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS/SARS           IN-THE-MONEY OPTIONS/SARS
                                                               AT JUNE 30, 1997(#)         AT JUNE 30, 1997($)(2)
                         SHARES ACQUIRED      VALUE        ---------------------------  ----------------------------
          NAME           ON EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
          ----           ---------------  --------------   -----------   -------------  -----------    -------------
James A. Perakis........     305,000(3)     $5,468,750(3)    295,000        150,000     $ 4,411,598     $ 1,293,750
Lucy Rae Ricciardi......     100,000        $1,729,375        57,500         52,500     $   664,688     $   389,063
Craig M. Schiff.........          --                --       177,000         51,000     $ 2,990,888     $   389,063
Anthony A. Colangelo....      15,250        $  186,913         5,000         30,750     $    41,575     $   290,884
W. Iain Kerr............      14,000        $  251,788        12,250         30,750     $   126,351     $   290,884
Peter F. DiGiammarino...     175,000        $  725,000            --             --             --              --

---------------

(1) Amounts disclosed in this column may not reflect amounts actually received by the Named Officers but are calculated based on the difference between the fair market value of the Company's Common Stock on the date of exercise and the exercise price of the options. Named Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options and the amount of cash received by such individuals is dependent on the price of the Company's Common Stock at the time of such sale.

(2) Value is based on the difference between the option exercise price and the fair market value at fiscal year-end 1997 ($22.38 per share) multiplied by the number of shares underlying the option.

(3) Of the 305,000 shares acquired by Mr. Perakis, 25,000 shares were subsequently sold for a gain of $577,500. Mr. Perakis continues to hold the remaining 280,000 shares as part of his 3.9% beneficial ownership of the Company (see "Principal Holders of Voting Securities" on page 2).

REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION
AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

To Our Stockholders:

The Compensation and Stock Option Committees of the Board of Directors (together, the "Committee") with the exception of Mr. Perakis, who is a member of the Compensation Committee, are comprised of directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation programs. The Committee, excluding Mr. Perakis, develops annual and long-term objectives for Mr. Perakis and establishes his compensation.

     The philosophy underlying the development and administration of the Company's executive compensation policies is the alignment of the interests of executive management with those of the stockholders. Key elements of this philosophy are:

     - Providing the executive with a base salary that is competitive with executive base salaries for comparable companies in its industry and geographical area. This enables the Company to attract and retain highly qualified executive officers.

     - Establishing a discretionary incentive compensation program that delivers bonus pay commensurate with (i) the Company's performance, as measured by operating, financial and strategic objectives; and (ii) the executive's performance, as measured against organizational and management objectives and the degree to which teamwork and Company values are fostered.

     - Providing significant equity-based incentives for executives, in the form of stock options, to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities from an ownership standpoint.

     Base salaries of the six highest paid executives are listed on the Executive Compensation Summary table found on page 6. Executive base salaries were established in employment agreements between the Company and the executive officer. On an annual basis, the Committee reviews these salaries and, while it is not required to, it may in its discretion increase the base salaries. Increases typically have been based on merit, and have also been made when necessary so that base salaries remain competitive when compared to other software companies of comparable size and relative geographical location. (In the performance graph that follows this report, the Company's performance is compared to that of companies classified under SIC Code 7372 -- prepackaged software companies.) The amount of increases in base salaries also depends upon the Committee's subjective judgment as to the executive's contribution to Company performance, both in terms of performance against goals and changes in job content and responsibilities. The Committee, from time to time, has used outside compensation consultants regarding salary increases.

     The incentive compensation program is a vehicle by which executives can earn additional compensation, depending upon Company and individual performance relative to specified annual objectives. Each year the CEO establishes, with the approval of the Committee, a list of objectives for each department and for the Company as a whole. The departmental objectives generally represent specific tasks and qualitative objectives, such as the implementation of specified programs, the timing and caliber of deliverables, or the strengthening of specified aspects of department performance, rather than quantitative targets. At the end of the year, a bonus may be paid to each executive officer depending upon the relative success of their department in achieving its goals for that year, and, more importantly, on Company-wide growth in revenues and net income, as well as the Company's outlook for future financial growth. The Board of Directors believes such growth is critical to the Company's fundamental goal of building stockholder value. The amount of the bonus is not determined pursuant to any formula, but rather is established subjectively by the Committee in its discretion.

     The purpose of stock option grants is to align executives' interests with stockholder goals -- to provide additional incentives to executive officers and other key employees to work, not just for the near term but as well for the long term, to maximize stockholder value. Accordingly, executives are considered each year for stock option grants, and it is the Company's policy to weight total compensation heavily toward equity compensation through stock options. Options are granted at fair market value and become exercisable ratably over 3 to 4 year periods. The actual number of stock options granted to executives is not determined pursuant to any formula, but rather they are awarded subjectively by the Committee in its discretion.

COMPANY PERFORMANCE AND CEO COMPENSATION

     Mr. Perakis' base compensation was established pursuant to the terms of an employment agreement which provides for annual increases in base salary, at the discretion of the Committee, not to exceed 10 percent in any year. In 1996, the Committee (without the participation of Mr. Perakis) increased Mr. Perakis' base salary by approximately 5 percent, and in 1997 increased it by an additional 7 percent, pursuant to his current employment agreement. Mr. Perakis' employment agreement also provides for the payment of an annual performance bonus, and stipulates that, prior to September 30 of each year, Mr. Perakis must submit to the independent members of the Committee for their approval a formula on which Mr. Perakis' bonus, if any, for such fiscal year will be based. In approving any formula, the Committee (without the participation of Mr. Perakis) must take into account the Company's progress in meeting its business plan, including profitability and revenue growth projections as well as the compensation packages of chief executive officers of comparable companies of similar size in the software industry. Mr. Perakis was awarded a bonus of 50 percent of his base salary for fiscal 1997, because the Committee concluded that the Company achieved the goals relating to the Company's business plan for 1997, including operating, financial and strategic objectives.

     Over the past five years the Company has realized significant year-to-year growth in revenues and solid earnings. As a result of the Company's performance and his individual contribution, Mr. Perakis was granted, at fair market value, the stock options reflected in the Executive Compensation Summary table on page
6. The grant of options was not subject to a discrete weighting of specific criteria.

TAX DEDUCTIBILITY LIMIT

     The Omnibus Budget Reconciliation Act of 1993 added a new Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m) generally provides that certain compensation in excess of $1 million payable per year to a company's chief executive officer or any of its four other highest paid executive officers is no longer deductible unless the compensation qualifies for an exception. This deduction limit generally applies only to compensation that could otherwise be deducted by a company in a taxable year. The Compensation Committee believes that the impact of Section 162(m) upon the Company will not be significant for the next several years because no executive officer of the Company is likely to be compensated in excess of the $1 million limitation. The Compensation Committee fully intends to consider the effect of Section 162(m) in authorizing or recommending future executive compensation arrangements.

MEMBERS OF THE COMMITTEE:

     HARRY S. GRUNER (Compensation and Stock Option Committees)

     ALDO PAPONE (Compensation and Stock Option Committees)

     JAMES A. PERAKIS (Compensation Committee Only)

DIRECTOR COMPENSATION

     Each non-employee director (which excludes any director who personally receives more than $100,000 annually, or who controls any entity which receives more than $100,000 annually, for providing goods or services to the Company under a separate agreement or retainer) is paid $10,000 per year and is also being paid $1,250 for each meeting of the Board of Directors attended. In addition, each member of the Board of Directors is reimbursed for expenses incurred in connection with each Board or Committee meeting attended. Non-employee Directors also receive stock options under the Company's 1991 Non-Employee Director Stock Plan (the "Director Plan"). See the section below -- "Non-Employee Director Stock Options" for a discussion of the Director Plan.

NON-EMPLOYEE DIRECTOR STOCK OPTIONS

     Each non-employee director of the Company is eligible to participate in the Company's 1991 Non-Employee Director Stock Option Plan. The Director Plan authorizes the grant of options for a maximum of 200,000 shares of Common Stock. The number of shares of Common Stock issuable under the Director Plan or subject to outstanding options is subject to adjustment for changes in the Company's Common Stock. Each non-employee director automatically receives a fully vested option for 4,000 shares on his or her first anniversary date as a director of the Company and a fully vested option for 4,000 shares on each successive anniversary of such date. Additionally, once a non-employee director has served as a director for a period of two years, he or she shall receive a one-time grant of options to purchase 10,000 shares of Common Stock, subject to a three-year, pro rata vesting schedule; provided that this provision shall not apply to directors who: (a) once served as an officer of the Company; (b) directly or indirectly beneficially own, or have or share voting or investment power over, greater than one percent of the outstanding voting stock of the Company; or (c) received, upon election to the Board of Directors of the Company after November 1, 1991, a special one-time stock option grant.

     The exercise price per share of options granted under the Director Plan is 100 percent of the fair market value of the Company's Common Stock on the date the option is granted. Options expire on the tenth anniversary of the date of the option grant. Options may not be assigned or transferred except by will or by the laws of descent or distribution and are exercisable only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director of the Company (except that if a director dies or becomes disabled while serving as a director of the Company, the option is exercisable until the scheduled expiration date of the option).

PERFORMANCE GRAPH

     The following graph compares the total return on $100 invested in the Company's Common Stock for the five-year period ended June 30, 1997, with a similar investment in the S&P 500 Stock Index and the Company's Peer Group.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG HYPERION SOFTWARE CORPORATION ("HYPERION"),
                  S&P 500 INDEX AND THE COMPANY'S PEER GROUP**

                                 [LINE GRAPH]


   ----------------------------------------------------------------------
                   1992     1993      1994     1995       1996     1997
   ----------------------------------------------------------------------
   Hyperion      $100.00  $116.00   $128.00   $270.00   $148.00   $267.00
   S&P 500       $100.00  $114.00   $115.00   $145.00   $183.00   $247.00
   Peer Group    $100.00  $132.00   $145.00   $247.00   $332.00   $450.00
   ----------------------------------------------------------------------


---------------

 * Cumulative Total Return assumes reinvestment of dividends.

** Peer Group is based on SIC Code 7372 -- prepackaged software companies.

The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from Media General Financial Services, Inc., a source believed to be reliable, however, the Company is not responsible for any errors or omissions in such information.

PROPOSAL TO AMEND THE 1991 STOCK PLAN
--------------------------------------------------------------------------------

PROPOSAL TO AMEND PLAN TO INCREASE NUMBER OF SHARES RESERVED UNDER PLAN

     The 1991 Stock Plan (the "1991 Plan") was adopted by the Board of Directors of the Company and approved by the Company's stockholders in 1991. It is now proposed to approve an amendment to increase the number of shares of Common Stock authorized for issuance pursuant to the 1991 Plan from 4,000,000 shares to 7,000,000 shares. Management of the Company believes that this increase is important to permit the Board of Directors to provide long-term incentives to present and future key employees, particularly with respect to key technical professionals who, in management's experience, tend to view equity-based incentives as a standard component of total compensation. Further, the Board of Directors is hereby proposing to amend the 1991 Plan such that (i) awards of stock purchase and option rights resulting from the proposed increase in available shares will be made at exercise prices equal to at least 85 percent of the fair market value of the Company's Common Stock at the time of grant, and
(ii) awards of stock are no longer permitted.

DESCRIPTION OF THE 1991 PLAN

     The purpose of the 1991 Plan is to provide incentives to officers and other employees of the Company and any present or future subsidiaries (collectively, "Related Corporations") by providing them with opportunities to purchase stock of the Company pursuant to options which qualify as incentive stock options ("ISOs") as defined in Section 422(b) of the Code. The 1991 Plan also provides for the issuance to officers, directors, employees and consultants of the Company and Related Corporations of options which do not qualify as incentive stock options ("non-qualified stock options"). Awards of stock and the opportunity to make direct purchases of stock may be granted to directors, consultants, employees and officers of the Company under the 1991 Plan. Stock options, awards and opportunities to purchase stock are referred to collectively as "Stock Rights." As of September 30, 1997, the closing price of the Company's stock on The Nasdaq Stock Market was $31.19.

     Administration. The 1991 Plan is administered by the Stock Option Committee of the Board of Directors (the "Committee"), which consists of two directors. Subject to the terms of the 1991 Plan, the Committee has the authority to determine the persons to whom Stock Rights shall be granted (subject to certain eligibility requirements for grants of ISOs) and the terms of the Stock Rights granted, including (a) the number of shares subject to each grant, (b) when the Stock Right becomes exercisable, (c) the per share exercise or purchase price, (d) the duration of the Stock Right, (e) the time, manner and form of payment upon the exercise of a Stock Right and (f) other terms and provisions governing the Stock Rights.

     Eligible Participants. Subject to certain limitations, ISOs under the 1991 Plan may be granted to any employee of the Company other than members of the Committee. The 1991 Plan provides that each eligible employee may be granted ISOs only to the extent that, in the aggregate under the 1991 Plan and all ISO plans of the Company and any Related Corporation, such ISOs do not become exercisable for the first time by such employee during any calendar year in a manner which would entitle the employee to purchase more than $100,000 in fair market value (determined at the time the ISOs were granted) of Common Stock in that year. Any portion of an ISO grant that exceeds such $100,000 limit will be treated for federal income tax purposes as a non-qualified stock option. There is currently no other restriction as to the maximum or minimum number of options an optionee maybe granted. As of September 30, 1997, there were approximately 1,300 officers and employees of Related Corporations that were eligible to participate in the 1991 Plan.

     Granting of Stock Rights, Prices and Duration. Stock Rights may be granted under the 1991 Plan at any time prior to September 5, 2001. The exercise price per share of non-qualified stock options granted under the 1991 Plan cannot be less than the par value of Common Stock ($.01 per share). The exercise price per share of ISOs cannot be less than the fair market value of the Common Stock on the date of grant (or, in the case of

ISOs granted to employees holding more than ten percent of the voting stock of the Company, 110% of the fair market value of the Common Stock on the date of grant). The 1991 Plan provides that each option shall expire on the date specified by the Committee, but not more than ten years from its date of grant in the case of ISOs, ten years and one day in the case of non-qualified stock options, and five years in the case of ISOs granted to an employee or officer holding more than ten percent of the voting stock of the Company.

     Exercise of Options. Each option granted under the 1991 Plan is either fully exercisable at the time of grant or becomes exercisable in such installments as the Committee may specify, typically over 3 to 4 years. Each option may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable. The Committee has the right to accelerate the date of exercise of any installment of any option, but the Committee may not, without the consent of an optionee, accelerate the exercise date of any ISO if such acceleration would violate the annual $100,000 limitation for ISOs.

     Payment for exercise of an option under the 1991 Plan may be made in cash or by check or, if authorized by the Committee in its discretion (in writing at the time of grant with respect to ISOs), in full or in part by a personal recourse, interest bearing note, by tendering shares of Common Stock of the Company or by an assignment to the Company of the proceeds from the sale of the Common Stock acquired upon exercise of the option and an authorization to the broker or selling agent to pay that amount to the Company.

     Effect of Termination of Employment, Disability or Death. If an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability, no further installments of his or her ISOs will become exercisable, and the ISOs will terminate after the passage of 90 days from the date of termination of employment (but no later than their specified expiration dates), except to the extent that such ISOs will have been converted by the Committee into non-qualified stock options. If an optionee is disabled or dies, any ISO held by the optionee may be exercised, to the extent exercisable on the date of disability or death, by the optionee or the optionee's estate, personal representative or beneficiary, at any time within 180 days from the date of the optionee's disability or death (but not later than the specified expiration date of the ISO). Non-qualified stock options are subject to such termination and cancellation provisions as may be determined by the Committee.

     Non-Assignability of Options. Only the optionee may exercise an option; no assignment or transfers are permitted except by will or by the laws of descent and distribution.

     Miscellaneous. Subject to the discretion of the Committee, option holders are protected against dilution in the event of a stock dividend, recapitalization, stock split, merger or similar transaction involving a change in capital structure. The Board of Directors may terminate or amend the 1991 Plan in any respect at any time, except that, without the approval of the holders of a majority of the outstanding shares of Common Stock, (a) the total number of shares that may be issued under the 1991 Plan may not be increased except as described under "Adjustments" in the 1991 Plan; (b) the provisions regarding employees eligible for ISOs may not be modified; (c) the provisions regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment referred to above); and (d) the expiration date of the 1991 Plan may not be extended. No action of the Board of Directors or stockholders, however, may, without the consent of an optionee, alter or impair any optionee's rights under any option previously granted to him. Any shares subject to an option which for any reason expires or terminates unexercised may again be available for option grants under the 1991 Plan. Unless terminated sooner, the 1991 Plan will terminate on September 5, 2001.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. The following general rules are applicable under current federal income tax law to ISOs under the 1991 Plan:

     1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO (but see alternative minimum tax discussion below), and no tax deduction is allowed to the Company upon either grant or exercise of an ISO.

     2. If shares acquired upon exercise of an ISO are not disposed of within
        (i) two years following the date the option was granted and/or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise (the "holding periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

     3. If shares acquired upon exercise of an ISO are disposed of before the expiration of one or both of the requisite holding periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

     4. In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding deduction for federal income tax purposes.

     5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and
        (ii) the amount of ordinary income recognized under the above rules generally will be treated as capital gain.

     6. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

     7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

     8. In addition to the ordinary income tax consequences described above, the exercise of ISOs may result in a further "minimum tax" under the Code. The Code provides that an "alternative minimum tax" will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income for the year in which the optionee exercises the ISO. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax may be entitled to a tax credit against his or her regular tax liability in later years.

     Non-Qualified Stock Options. The following general rules are applicable under current federal income tax law to non-qualified stock options under the 1991 Plan:

     1. The optionee generally does not realize any taxable income upon the grant of an option, and the Company is not allowed a business expense deduction by reason of such grant.

     2. The optionee generally will recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount. The Company generally should be entitled to a tax deduction in the year in which compensation income is recognized by the optionee.

     3. When the optionee sells the shares, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

     4. An optionee may be entitled to exercise a non-qualified stock option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a non-qualified stock option in such fashion, special rules will apply.

     Awards and Purchases. Under current federal income tax law, persons receiving Common Stock pursuant to an award of stock or a grant of an opportunity to purchase stock will generally recognize ordinary compensation income equal to the fair market value of the shares received, reduced by any purchase price paid. The Company should generally be entitled to a corresponding tax deduction. When such Common Stock is sold, the seller generally will recognize capital gain or loss. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

STOCK OPTION GRANTS UNDER THE 1991 PLAN TO DATE

     Since the inception of the 1991 Plan, the following stock options have been granted under it to the persons listed below.

                       NAME AND PRINCIPAL POSITION              NUMBER OF OPTIONS(1)
                       ---------------------------              --------------------
James A. Perakis..............................................          470,000(2)
  Chairman and Chief Executive Officer
Lucy Rae Ricciardi............................................          140,000
  Senior Vice President and Chief Financial Officer
Craig M. Schiff...............................................          138,000
  Senior Vice President and Corporate Secretary
Anthony A. Colangelo..........................................           51,000
  Vice President -- Sales
W. Iain Kerr..................................................           51,000
  Vice President -- European Operations
All current executive officers as a group (6 persons).........          850,000
All current directors who are not executive officers
  as a group (5 persons)......................................          151,000
All employees who are not executive officers as a group.......        2,935,179

---------------

(1) Options include all grants, net of cancellations, from adoption of the Plan until June 30, 1997. Options granted pursuant to the Plan vest at varying rates, but generally over 3 to 4 year periods. Options were granted at 100% of the fair market value of the Common Stock as of the date of grant.

(2) Persons who have received five percent or greater of options granted under the Plan.

The Board of Directors recommends a vote FOR the approval of the amendments to the Company's 1991 Plan to increase the number of shares of Common Stock authorized for issuance under the 1991 Plan from 4,000,000 to 7,000,000 shares.

CERTAIN TRANSACTIONS
--------------------------------------------------------------------------------

The Company paid consulting fees of approximately $262,704 in fiscal 1997 to IIM pursuant to a consulting agreement that expires on June 30, 1999. Robert W. Thomson, a director of the Company, is the sole stockholder of IIM. The consulting agreement provides that Mr. Thomson will carry out IIM's obligations under the agreement. Such obligations include advisory functions related to development of enhancements to existing software products of the Company, as well as new product development. Under the agreement, Mr. Thomson is required to devote up to 35 hours per week for no more than 46 weeks per year to the performance of IIM's obligations. As a result of Mr. Thomson's individual contribution to the Company, he was granted in fiscal 1997 options to purchase up to 41,000 shares of Common Stock. The stock options were granted under the 1991 Plan at fair market value and vest over a period of four years.

     The Company has adopted a policy whereby all transactions between the Company and its principal officers, directors and affiliates must be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
--------------------------------------------------------------------------------

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities (collectively "Reporting Persons"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain Reporting Persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 1997 all Reporting Persons complied with all Section 16(a) filing requirements.

RATIFICATION OF SELECTION OF AUDITORS
--------------------------------------------------------------------------------

The Board of Directors has selected the firm of Ernst & Young LLP to serve as independent auditors for the fiscal year ending June 30, 1998. Ernst & Young LLP has served as the Company's independent auditors since fiscal year 1985. It is expected that a member of the firm will be present at the Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The Board of Directors recommends a vote FOR the ratification of this selection.

VOTE REQUIRED
--------------------------------------------------------------------------------

Only stockholders of record as of September 30, 1997 will be entitled to vote at the Meeting and any adjournments thereof. As of that date 18,589,948 shares of Common Stock of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at anytime before it is exercised, or by voting in person at the Meeting.

     The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as a director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

     Voting at the Meeting shall be conducted as follows. In the election of directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Meeting shall be elected as directors. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented at the Meeting and voting on each such matter is required for approval. Abstentions and broker "non-votes" are not counted in determining whether a majority vote is obtained on any proposal voted on at the Meeting. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

     The persons named as attorneys in the proxies are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the Meeting will be voted as stated above under "Election of Directors." Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of directors, the stockholders will consider and vote upon proposals to amend the 1991 Plan and to ratify the selection of auditors, all as further described above. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

     The Board of Directors of the Company knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual Meeting of stockholders of the Company must be received at the Company's principal executive offices not later than June 17, 1998. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail -- Return Receipt Requested.

EXPENSES AND SOLICITATION
--------------------------------------------------------------------------------

The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies in connection with the Meeting. If the Company retains a proxy solicitation firm, it will pay such firm customary fees, expected to be approximately $15,000, plus expenses.

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

                                          Please Detach and Mail in the Envelope Provided
 ----------------------------------------------------------------------------------------------------------------------------------
A  [X]  Please mark your
        votes as in this
        example.


                   FOR    WITHHELD                                                                           FOR  AGAINST  ABSTAIN
  1. Election of   [ ]      [ ]     NOMINEES: James A. Parakis     2. To consider and act upon an amendment   [ ]   [ ]      [ ]
     Directors                                Gary G. Greenfield      to the Company's 1991 Stock Plan to
                                                                      increase the number of shares of
  (Instruction: To vote against     to serve for a three-year term    Common Stock authorized for issuance
  one of these nominees, check      as Class I Directors.             under the plan from 4,000,000 to
  "For" and write the name of                                         7,000,000 shares.
  the nominee being voted
  against on the space provided                                    3. To ratify the selection of the firm of  [ ]   [ ]      [ ]
  below)                                                              Ernst & Young LLP as the independent
                                                                      auditors of the Company for the
  -------------------------------                                     fiscal year ending June 30, 1998.

                                                                   4. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

                                                                   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED.
                                                                   IF NO DIRECTION IS GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF
                                                                   DIRECTORS AND FOR PROPOSALS IN ITEMS 2 AND 3.


SIGNATURE(S):_____________________________________________________________________________________ DATE: ________________________

NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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